Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ANYTHINGIT INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JUNE, A.D. 2010, AT 4:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY'S OFFICE
1793
DELAWARE
1855

Jeffrey W Bullock, Secretary of State

3297338 8100

100696870

AUTHENTICATION: 8083513

DATE: 06-28-10

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ANYTHINGIT INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of ANYTHINGIT INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

RESOLVED: Article FOURTH of the Certificate of Incorporation of this Corporation, as amended, is hereby amended by deleting it in its entirety and replacing it with the following:

> "FOURTH: The total number of shares of stock which this corporation is authorized to issue is 205,000,000 shares consisting of 200,000,000 shares of Common Stock, par value of $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. Except as otherwise provided by law and subject to the rights conferred upon the Preferred Stock of any series thereof by the Board of Directors as hereinafter provided, the holders of the Common Stock shall possess exclusive: (i) voting rights for the election of directors and for all other purposes; (ii) rights to all dividends when and as declared by the Board of Directors; and (iii) rights to all distributions upon any liquidation, dissolution or winding up of the affairs of the corporation. The Preferred Stock may be issued from time to time in one or more series and in such powers, designations, preferences and rights and qualifications, and limitations and restrictions as hall be fixed by resolution or resolutions of the Board of Directors providing for the issuance of the same. The Board of Directors is hereby expressly granted authority to fix the foregoing to the fullest extent permitted by Delaware law.

FURTHER RESOLVED: that at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a fifty for one (50:1) forward stock split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be upon the filing thereof with the Secretary of State of Delaware.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated June 23, 2010 in accordance with Section 141 of the Delaware General Corporation Law, and by the holders of at least a majority of the outstanding shares of the Corporation's voting stock at a special meeting of stockholders held on June 23, 2010 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of June 28, 2010.

ANYTHINGIT INC.

By: ______________________
David Bernstein, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:47 PM 06/28/2010
FILED 04:38 PM 06/28/2010
SRV 100696870 - 3297338 FILE